As filed with the Securities and Exchange Commission on January 25, 1996
                                              Registration No. 333-
==============================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                           ______________________

                                  FORM S-3
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933
                            ____________________

                             ORNDA HEALTHCORP
           (Exact name of registrant as specified in its charter)

            Delaware                               75-1776092
   (State or other jurisdiction       (I.R.S. Employer Identification No.)
   of incorporation or organization)

                       3401 West End Avenue, Suite 700
                         Nashville, Tennessee  37203
                              (615) 383-8599
            (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)
                                 ____________

                           Ronald P. Soltman, Esq.
             Senior Vice President , Secretary and General Counsel
                               OrNda HealthCorp
                       3401 West End Avenue, Suite 700
                         Nashville, Tennessee  37203
                               (615) 383-8599
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                 ____________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined in light of market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividends or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ________________

                      CALCULATION OF REGISTRATION FEE
=================================================================================================================================
Title of Each Class of        Amount to be   Proposed Maximum Offering   Proposed Maximum Aggregate   Amount of
Securities to be Registered   Registered     Price Per Share (2)         Offering Price (2)           Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                  140,000        $24.82                      $3,474,800                   $1,198.21
($.01 par value)
=================================================================================================================================

(1) Represents the number of shares of Common Stock initially purchasable upon the exercise of warrants. This registration statement also includes such indeterminate number of additional shares of Common Stock as may be issuable upon the exercise of warrants as a result of antidilution provisions contained therein.

(2) Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act") on the basis of the average of the $25.125 high and $24.50 low sale prices for a share of Common Stock on the New York Stock Exchange on Friday, January 19, 1996.
                               ________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
PROSPECTUS                     140,000 Shares

                              ORNDA HEALTHCORP

                                Common Stock
                            ____________________

     This Prospectus relates to 140,000 shares (the "Shares") of Common Stock, $.01 par value, of OrNda HealthCorp (the "Company") reserved for issuance upon the exercise of warrants issued by the Company in 1990 pursuant to a Warrant Agreement dated as of April 30, 1990 between the Company and Society National Bank (successor to Ameritrust Texas National Association), as warrant agent (the "Warrants"). The Warrants entitle the holders thereof to purchase the Shares at an exercise price of $17.89 per share until the expiration of the Warrants on April 30, 2000. Assuming all of the Warrants are exercised, the Company will receive proceeds in the amount of $2,504,600 before deducting expenses payable by the Company estimated at $5,000.

     The Company's Common Stock is traded on the New York Stock Market under the symbol "ORN". On January 24, 1996, the closing price of the Common Stock on the New York Stock Exchange was $24.50.

     All expenses of this offering will be paid by the Company.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD
BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                              ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________

                The date of this Prospectus is January ___, 1996
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 3190, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 on which Exchange the Company's Common Stock is issued. In addition, certain of such materials are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR").

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-11591) are incorporated in this Prospectus by reference and are made a part hereof:

     (1)  Annual Report on Form 10-K for the fiscal year ended August 31, 1995.

     (2) Quarterly Report on Form 10-Q for the quarterly period ended November 30, 1995.

     (3) Current Reports on Form 8-K dated September 27, 1995, October 2, 1995, October 10, 1995, October 30, 1995, October 31, 1995, November 6, 1995, November 24, 1995, December 13, 1995 and January 3, 1996.

     (4) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A (as filed with the Commission on December 13, 1995), including any amendment or report filed for the purpose of amending such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to OrNda HealthCorp, 3401 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Corporate Secretary (telephone (615) 383-8599).

                                 RISK FACTORS

     Prospective purchasers of the Common Stock should consider carefully, in addition to the other information contained in or incorporated by reference in this Prospectus, the following factors before purchasing any shares of Common Stock offered hereby.

SUBSTANTIAL INDEBTEDNESS

     The Company has substantial indebtedness and, as a result, significant debt service obligations. At November 30, 1995, the Company had approximately $996.7 million of long-term indebtedness. The Company's net debt as a percentage of total capitalization at November 30, 1995 was 60.8%. $460 million of the Company's long-term indebtedness bears interest at rates that fluctuate with market rates, such as the prime rate or the London Interbank Offered Rate ("LIBOR"). A 1% increase in the prime rate or LIBOR would result in approximately a $4.6 million increase in annual interest expense based upon the Company's indebtedness outstanding at November 30, 1995.

     The degree to which the Company is leveraged could have important consequences to holders of Common Stock, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) currently a substantial portion of the Company's borrowings, and the Company expects that a substantial portion of its borrowings will continue to be, at variable rates of interest, which could adversely affect the Company's net income in periods of increasing interest rates and (iv) certain of the Company's indebtedness contains numerous financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and sets forth minimum net worth requirements. Failure by the Company to comply with such covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. There can be no assurance that the Company's operating results will continue to be sufficient for payment of the Company's indebtedness.

HEALTH CARE REGULATION AND REFORM

     The health care industry is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services. In particular, Medicare and Medicaid antifraud and abuse amendments (the "Antifraud Amendments") codified under Section 1128B(b) of the Social Security Act of 1935, as amended (the "Social Security Act"), prohibit certain business practices and relationships that may affect the provision and cost of health care services reimbursable under the Medicare and Medicaid programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by Medicare or other government programs. Sanctions for violating the Antifraud Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the U.S. Department of Health and Human Services ("HHS") has issued regulations defining practices and business arrangements which are permissible under such amendments (the "Safe Harbors"). Certain of the Company's current financial arrangements with physicians and other providers, including joint ventures, do not qualify for the Safe Harbors. The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement per se illegal. Business arrangements of health care providers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities. In addition,
Section 1877 under the Social Security Act has recently been amended (such amendment, "Stark II") to significantly broaden the scope of prohibited physician referrals to providers with which they have a financial arrangement. Sanctions for violating Stark II include civil money penalties up to $15,000 per prohibited service provided, assessments equal to 200% of the dollar value on each such service provided and exclusion from the Medicare and Medicaid programs. Many states have adopted or are considering similar legislative proposals, some of which extend beyond their Medicaid program, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. The Company is continuing to enter into new financial arrangements with physicians and other providers in a manner structured to comply in all material respects with these laws. There can be no assurance, however, that
(i) governmental officials charged with the responsibility for enforcing these laws will not assert that the Company is in violation thereof or (ii) such statutes will ultimately be interpreted by the courts in a manner consistent with the Company's interpretation.

     The Company's facilities also are affected by controls imposed by government and private payors designed to reduce admissions and lengths of stay. Such controls, including what is commonly referred to as "utilization review," have resulted in fewer of certain treatments and procedures being performed. Utilization review entails the review of the admission and course of treatment of a patient by a third party. Utilization review by third-party peer review organizations ("PROs") is required in connection with the provision of care paid for by Medicare and Medicaid. Utilization review by third parties also is a requirement of many managed care arrangements.

     Certificates of Need, which are issued by governmental agencies with jurisdiction over health care facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Following a number of years of decline, the number of states requiring Certificates of Need is on the rise as state legislatures once again are looking at the Certificate of Need process as a way of containing rising health care costs. The Company operates hospitals in 11 states that require approval under Certificate of Need programs. The Company is unable to predict whether it will be able to obtain any Certificates of Need in any jurisdiction where such Certificates of Need are required.

     In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. There continue to be federal and state proposals that would, and actions that do, impose more limitations on government and private payments to providers such as the Company and proposals to increase copayments and deductibles from program and private patients. In addition, a number of states are considering the enactment of managed care initiatives designed to provide universal low-cost coverage and/or additional taxes on hospitals to help finance or expand the states' Medicaid systems. However, it is uncertain at this time what legislation on health care reform may ultimately be proposed or enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the Company's business, financial condition or results of operations.

LIMITS ON REIMBURSEMENT

     The Company derives a substantial portion of its revenue from third party payors, including the Medicare and Medicaid programs. During its fiscal years ended August 31, 1993, 1994 and 1995 the Company derived an aggregate of 61.5%, 63.7% and 58.7%, respectively, of its revenue from the Medicare and Medicaid programs.

     Changes in existing governmental reimbursement programs in recent years have resulted in reduced levels of reimbursement for health care services, and additional changes are anticipated. Such changes are likely to result in further reductions in the rate of increase in reimbursement levels especially since, in order to reach a balanced budget, the U.S. Congress and the President are in favor of legislating savings under both the Medicare and the Medicaid programs. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by health care providers of all or a portion of the financial risk through prepaid capitation arrangements. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to maximize outpatient and alternative health care delivery services for less acutely ill patients. In addition, efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue.

     Significant limits on reimbursement rates could adversely affect the Company's results of operations. The Company is unable to predict the effect these changes will have on its operations. No assurance can be given that such reforms will not have a material adverse effect on the Company.

COMPETITION

     The health care industry is highly competitive and has been characterized in recent years by increased competition for patients and staff physicians, excess capacity at general hospitals, a shift from inpatient to outpatient settings and increased consolidation. The principal factors contributing to these trends are advances in medical technology, cost-containment efforts by managed care payors, employers and traditional health insurers, changes in regulations and reimbursement policies, increases in the number and type of competing health care providers and changes in physician practice patterns.
The Company's future success will depend, in part, on the ability of the Company's hospitals to continue to attract staff physicians, to enter into managed care contracts and to organize and structure integrated health care delivery networks with other health care providers and physician practice groups. There can be no assurance that the Company's hospitals will continue to be able, on terms favorable to the Company, to attract physicians to their staffs, to enter into managed care contracts or to organize and structure integrated health care delivery networks, for which other health care companies with greater financial resources or a wider range of services may be competing.

     The Company's ability to continue to compete successfully for such contracts or to form or participate in such systems also may depend upon, among other things, the Company's ability to increase the number of its facilities and services offered through the acquisition of hospitals, groups of hospitals, other health care businesses, ancillary health care providers, physician practices and physician practice assets and the Company's ability to finance such acquisitions.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company has recently completed several acquisitions of health care providers and intends to pursue additional acquisitions in the future. There can be no assurance that the Company will be able to realize expected operating and economic efficiencies from its recent acquisitions or from any future acquisitions. In addition, there can be no assurance that the Company will be able to locate suitable acquisition candidates in the future, consummate acquisitions on favorable terms or successfully integrate newly acquired businesses and facilities with the Company's operations. The consummation of acquisitions could result in the incurrence or assumption by the Company of additional indebtedness.

POTENTIAL SUMMIT INCOME TAX LIABILITY

     The Internal Revenue Service (the "IRS") is currently engaged in an examination of the federal income tax returns for fiscal years 1984, 1985 and 1986 of Summit Health Ltd. ("Summit"), which became a wholly-owned subsidiary of the Company in April 1994 and merged into the Company in September 1994. Summit has received a revenue agent's report with proposed adjustments for the years 1984 through 1986 aggregating, as of November 30, 1995, approximately $16.6 million of income tax, $58.1 million of interest on the tax, $43.9 million of penalties and $18.7 million of interest on the penalties. Summit has filed a protest opposing the proposed adjustments. The IRS has challenged, among other things, the propriety of certain accounting methods utilized by Summit for tax purposes, including the use of the cash method of accounting by certain of Summit's subsidiaries (the "Summit Subsidiaries") prior to fiscal year 1988. The cash method was prevalent within the hospital industry during such period and the Summit Subsidiaries applied the cash method in accordance with prior agreements reached with the IRS. The IRS now asserts that an accrual method of accounting should have been used. The Tax Reform Act of 1986 (the "1986 Act") requires most large corporate taxpayers (including Summit) to use an accrual method of accounting beginning in 1987. Consequently, the Summit Subsidiaries changed to the accrual method beginning July 1, 1987. In accordance with the provisions of the 1986 Act, income that was deferred by use of the cash method at the end of 1986 is being recognized as taxable income by the Summit Subsidiaries in equal annual installments over ten years beginning on July 1, 1987. The Company believes that Summit properly reported its income and paid its taxes in accordance with applicable laws and in accordance with previous agreements established with the IRS. The Company believes that the final outcome of the IRS's examinations of Summit's prior years' income taxes will not have a material adverse effect on the results of operations or financial position of the Company.

CONCENTRATION OF MARKETS

     Of the 48 hospitals operated by the Company at January 15, 1996, 15 hospitals are located in the greater Los Angeles, California area and 18 hospitals are located in California. The Company's 18 California acute care hospitals generated approximately 34% of its total revenue for the three months ended November 30, 1995. In addition, five hospitals which generated approximately 19% of the Company's total revenue for the three months ended November 30, 1995 are located in Florida and six hospitals which generated approximately 11% of the Company's total revenue for the three months ended November 30, 1995 are located in Arizona. The concentration of hospitals in Arizona, California and Florida increases the risk that any adverse economic, regulatory or other developments that may occur in such areas may adversely affect the Company's operations or financial condition. In addition, the Company has experienced, and expects that it will continue to experience, delays in payment and in rate increases by Medi-Cal. Although these delays have not had a material adverse effect on the Company, there can be no assurance that future delays will not have such an effect.

DEPENDENCE ON KEY PERSONNEL AND PHYSICIANS

     The Company's operations are dependent on the efforts, ability and experience of certain key management personnel, including Charles N. Martin, Jr., Chief Executive Officer, President and Chairman of the Board of Directors of the Company, and William L. Hough, Executive Vice President and Chief Operating Officer of the Company. An event of default occurs under the Company's existing credit facility if any two of Mr. Martin, Mr. Hough or Mr. Keith B. Pitts, Executive Vice President and Chief Financial Officer of the Company, are no longer members of the Company's senior management, unless replaced within 120 days with an executive reasonably satisfactory to the bank lenders. In addition, since physicians generally control the majority of hospital admissions, the success of the Company, in part, is dependent upon the number and quality of physicians on its hospitals' medical staffs. The loss of some or all of the Company's key management personnel or an inability to attract and retain sufficient numbers of qualified physicians could have an adverse impact on the Company's future results of operations.

PROFESSIONAL LIABILITY AND INSURANCE

     As is typical in the health care industry, the Company is subject to claims and legal actions by patients and others in the ordinary course of business. The Company is partially self-insured for its hospital professional liability, comprehensive general liability and excess casualty claims and maintains an unfunded reserve for such risks. Although the Company's cash flow and reserves for self-insured liabilities have been adequate in the past to provide for such self-insured liabilities, and the Company believes that it has adequately provided for future self-insured liabilities, there can be no assurance that the Company's cash flow and reserves will continue to be adequate. If actual payments of claims with respect to the Company's self-insured liabilities exceed projected payments of claims, the results of operations of the Company could be adversely affected. In addition, while the Company's layer of excess insurance has been adequate in the past to provide for liability and casualty claims, there can be no assurance that adequate insurance will continue to be available at favorable price levels.
If new insurance is not provided to replace existing insurance upon its expiration, the results of operations of the Company could be adversely affected.

SHARES ELIGIBLE FOR FUTURE ISSUANCE AND SALE

     At December 31, 1995, 58,048,772 shares of the Company's Common Stock were outstanding and 4,872,281 shares of the Company's Common Stock were reserved for issuance in connection with the exercise of outstanding options, warrants and conversion rights. In addition, the Company may issue additional shares of its Common Stock and preferred stock in the future in connection with acquisitions, corporate combinations, financing activities or employee compensation plans. Sales of substantial amounts of the Company's Common
Stock in the open market price or the availability of such shares for sale could adversely affect the market price for the Company's Common Stock.

                                THE COMPANY
     The Company is a Delaware corporation which was incorporated in 1981. The principal executive offices of the Company are located at 3401 West End Avenue, Suite 700, Nashville, Tennessee 37203 and the Company's telephone number is (615) 383-8599.

                              USE OF PROCEEDS

     Assuming that all of the Warrants are exercised, the Company will receive proceeds of approximately $2,504,600 before deducting expenses payable by the Company estimated at $5,000. The net proceeds to the Company from the sale of any Shares upon exercise of the Warrants will be used for working capital and other general corporate purposes.

             DESCRIPTION OF WARRANTS AND PLAN OF DISTRIBUTION

     The Shares offered hereby are being offered by the Company to the holders of the Warrants. Such Shares will be offered directly by the Company, without the use of an underwriter or placement agent. The Warrants entitle the holders thereof to purchase Shares at an exercise price of $17.89 per Share, subject to adjustment under certain circumstances, payable in cash. The Warrants expire on April 30, 2000.

     Warrants may be presented for exchange or registration of transfer (by use of a written instrument of transfer acceptable to the below-mentioned Warrant Agent and the Company) at the office or agency maintained by the Company for that purpose (currently, the corporate trust office of the Warrant Agent, Society National Bank, 5050 Renaissance Tower, Dallas, Texas), upon payment of any taxes and other governmental charges and amounts as permitted pursuant to the Warrant Agreement. Upon the surrendering of a Warrant Certificate and such payment, a new Warrant Certificate will be issued and delivered, in the name of the assignee and in the denomination or denominations (in a whole number of Warrants) specified in such form of assignment. If less than all of the Warrants evidenced by a Warrant Certificate are being transferred, a new Warrant Certificate will be issued to the transferor for the portion of the Warrant Certificate not being transferred. Upon surrender of the Warrant Certificate or Certificates for exchange, such payment as described above and notice by the registered holder of such Warrant Certificate or Certificates specifying the names and denominations in which new Warrant Certificates are to be issued, a new Warrant Certificate or Certificates shall be issued and delivered in accordance with the notice.

     The Warrants can be exercised by surrendering, to the office or agency maintained by the Company for that purpose (currently the corporate trust office of the Warrant Agent in Dallas, as set forth in the preceding paragraph), a Warrant Certificate with the form of election to purchase on the reverse thereof duly completed and signed by the Warrant holder of his or her duly authorized agent indicating the Warrant holder's election to exercise all or a portion (consisting of whole Warrants) of the Warrant evidenced by such Certificate accompanied by payment of the exercise price of the Warrants to be exercised, which payment may be made in the form of cash equal to the aggregate purchase price payable by certified or official bank check payable to the order of the Company or wire transfer of funds to an account designated by the Company for such purpose, in each case in same day funds if the aggregate payment is in excess of $500,000. The Warrant Agent will return a certificate evidencing the number of Shares of Common Stock issued upon exercise of the Warrant, together with a new Warrant Certificate if less than all of the Shares covered by the Warrant Certificate are being purchased. The minimum number of Warrants that may be exercised at any one time is that number resulting in a number of shares with an aggregate Exercise Price of a minimum of $1,000.

     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect the Warrant holders against dilution in certain events, including stock dividends, distributions of Common Stock, issuance of Common at less than the average of the closing prices of the Shares for 30 of the last 45 trading days, stock splits, reorganizations, reclassifications, subdivisions and combinations of Common Stock, or the merger, consolidation or disposition of all or substantially all of the assets of the Company or the distribution pro rata to all holders of Common Stock of assets or debt securities.

     The Company and the Warrant Agent may from time to time supplement or amend the Warrant Agreement or the provisions of the Warrant Certificates without the approval of any holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained therein that may be defective or inconsistent with the other provisions therein, or to make any other provisions in regard to matters or questions arising thereunder that are not inconsistent with the provisions of the Warrant Certificates and do not adversely affect the interests of the Warrant holders.

     The Company is not required to issue any Warrant Certificate evidencing a fraction of a Warrant or to issue fractions of Shares of Common Stock on the exercise of the Warrants. If any faction of a share of Common Stock would otherwise be issuable on the exercise of any Warrant, the Company will purchase such fraction for an amount in cash equal to the current market value of such fraction.

     The Warrant holders as such are not entitled to vote, receive dividends or exercise any of the rights of holders of Shares of Common Stock for any purpose until such Warrants have been duly exercised and payment of the purchase price has been made.

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Under presently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, including changes that may be retroactive, the federal income tax consequences described below may arise in connection with the exercise of Warrants. Due to the complexity of the Code, the following statements are merely statements of general tax principles and likely tax consequences to the extent presently determinable, and such statements may not be authoritative in individual cases or where special rules may apply. A Warrant holder should consult his or her own tax advisor concerning this offering. Warrant holders should also consult their own tax advisors as to the tax treatment arising from the application of foreign, state and local tax laws and regulations.

SALE OR EXCHANGE OF WARRANTS

     Upon a sale or exchange of Warrants, the holder thereof will recognize long-term or short-term capital gain or loss, depending upon whether the holding period therefor is more or less than six months, assuming that the holder is not a dealer in Warrants and the Company's Common Stock is, or would be when acquired, a capital asset in the hands of the holder. The amount of gain or loss will be the difference between the amount realized and the tax basis of the Warrants sold. Any loss realized by a holder of a Warrant due to the failure to exercise prior to the expiration date will be treated as a capital loss.

EXERCISE OF WARRANTS

     Generally, a holder of Warrants will not recognize any gain or loss on the purchase of Shares for cash upon exercise of the Warrants. The tax basis of the Shares received will be equal to the tax basis, as ajusted, in the Warrants so exercised, plus the cash exercise price. The holding period of the Shares received upon exercise of a Warrant for cash will not include the period during which the Warrant was held, but will commence only upon the exercise date of the Warrant.

OTHER TAX CONSEQUENCES

     No information has been provided as to income, franchise, personal property or other taxation in any state or locality or as to the tax effect of ownership of Warrants in any state or locality.

     THE DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A WARRANT HOLDER'S PARTICULAR TAX SITUATION. WARRANT HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES
IN FEDERAL OR OTHER TAX LAWS.

                        DESCRIPTION OF CAPITAL STOCK

     The following summary does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation.

COMMON STOCK

     The Company is authorized to issue up to 200,000,000 shares of Common Stock. As of December 31, 1995, there were 58,048,772 shares of Common Stock outstanding.

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any outstanding Preferred Stock (as such term is defined below), holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and subject to the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no cumulative voting rights and no preemptive, subscription, redemption or conversion rights. The Company's Restated Certificate of Incorporation contains certain provisions that may make the acquisition of control of the Company more difficult if not approved by the Company's Board of Directors. Such provisions include a classified Board of Directors, a requirement that the unanimous written consent of the stockholders is necessary to effect any action without a meeting and a provision providing that only the Board of Directors may call a special meeting of stockholders. The transfer agent and registrar for the Common Stock is Society National Bank, Dallas, Texas.

PREFERRED STOCK

     The Board of Directors of the Company has the power, without further action by the stockholders (unless action is required by applicable laws or regulations or by the terms of any outstanding series of preferred stock, par value $0.01 per share (the "Preferred Stock")) to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the designations, preferences and voting rights, and relative, participating, optional and other special rights and the qualifications, limitations and restrictions applicable thereto.

     The Company currently has no Preferred Stock outstanding. The ability of the Board of Directors to establish and issue one or more series of Preferred Stock may discourage or delay a change of control of the Company. There are presently no plans, arrangements, commitments or understandings relating to the future issuance of any Preferred Stock by the Company.

                                LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Ronald P. Soltman, General Counsel for the Company. Mr. Soltman is a full-time employee of the Company and at January 25, 1996 beneficially owned options to acquire an aggregate of 30,000 shares of Common Stock.

                                   EXPERTS

     The consolidated financial statements and schedule of OrNda HealthCorp, appearing in OrNda HealthCorp's Annual Report (Form 10-K) for the year ended August 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

==================================================          ==================================================
     No person has been authorized to give                                     140,000 SHARES
any information or to make any representations
other than those contained in this Prospectus
and, if given or made, such information or                                    ORNDA HEALTHCORP
representations must not be relied upon as having
been authorized.  This Prospectus does not
constitute an offer to sell or the solicitation                                 COMMON STOCK
of an offer to buy any securities other than the
securities to which it relates or an offer to
sell or the solicitation of an offer to buy such
securities in any circumstances in which such
offer or solicitation is unlawful.  Neither the
delivery of this Prospectus nor any sale made
hereunder shall, under any circumstances, create
any implication that there has been no change in
the affairs of the Company since the date hereof
or that the information contained herein is
correct as of any time subsequent to its date.

               ____________________


                 TABLE OF CONTENTS
                                           Page
Available Information. . . . . . . . . . . . .2
Incorporation of Certain Documents
   by Reference. . . . . . . . . . . . . . . .2                            ____________________
Risk Factors . . . . . . . . . . . . . . . . .3
The Company. . . . . . . . . . . . . . . . . .8                                  PROSPECTUS
Use of Proceeds. . . . . . . . . . . . . . . .8                            ____________________
Description of Warrants and Plan of
   Distribution. . . . . . . . . . . . . . . .8
Certain Federal Income Tax Considerations. . .9
Description of Capital Stock . . . . . . . . 10
Legal Matters. . . . . . . . . . . . . . . . 11
Experts. . . . . . . . . . . . . . . . . . . 11
                                                                              January ___, 1996
==================================================          ==================================================

/TABLE

                                  PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee.

     SEC registration fee. . . . . . . . . . $1,198.21
     Legal fees and expenses . . . . . . . . $1,000.00
     Accounting fees and expenses. . . . . . $3,000.00
     Transfer agent and registrar fees . . . $1,000.00
     Miscellaneous . . . . . . . . . . . . . $1,801.79
                                             _________
                                             $8,000.00
                                             =========

The Company will bear all of such expenses.

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("Delaware Law") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and without negligence or misconduct in the performance of their duties to the corporation.
Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

     Article Seven of the Restated Certificate of Incorporation of the Registrant and Article VI of the By-Laws of the Registrant provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware Law. The Registrant has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements are intended to provide a contractual right to indemnification, to the maximum extent permitted by law, for expenses (including attorneys' fees) judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by applicable law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth under Delaware Law or the Restated Certificate of Incorporation of the Registrant. Such agreements are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Registrant's Restated Certificate of Incorporation.

     Section 102(b)(7) of the Delaware law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article Eight of the Registrant's Restated Certificate of Incorporation contains such a provision.

     In addition, the Registrant maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The foregoing summaries are necessarily subject to the complete text of the statutes, the Registrant's Restated Certificate of Incorporation, its By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 16.

Exhibit No.    Description of Exhibit

3(a) Restated Certificate of Incorporation of the Company as currently in effect. (Incorporated by reference to exhibits filed with the Company's Current Report on Form 8-K dated October 15, 1991.)

3(b) Certificate of Amendment to the Company's Restated Certificate of Incorporation. (Incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K dated April 19, 1994.)

3(c) By-Laws of the Company. (Incorporated by reference to Exhibit 4(c) included in Company's Registration Statement on Form S-8 under the Securities Act, File No. 33-81778.)

4 Warrant Agreement dated April 30, 1990 between the Company and Society National Bank, as successor to Ameritrust Texas National Association. (Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-1 under the Securities Act, File No. 33-34712.)

5 Opinion of Ronald P. Soltman, Esq. (including the consent of such counsel) regarding validity of securities being offered.

23(a)          Consent of Ernst & Young, LLP

23(b) Consent of Ronald P. Soltman, Esq. (included as part of opinion filed pursuant to Exhibit 5 hereof).

24(a)          Power of Attorney (included on page II-5 of this Registration
               Statement)

24(b) Certified Board of Directors resolution relating to use of Power of Attorney

Item 17.  Undertakings.

     (a)  The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the DGCL, the Amended and Restated Certificate of Incorporation and the Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 25th day of January, 1996.


                             ORNDA HEALTHCORP

                             By: /s/ Ronald P. Soltman
                                 Ronald P. Soltman
                                 Senior Vice President


                            POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith B. Pitts and Ronald P. Soltman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 25th day of January, 1996 by the following persons in the capacities indicated.

SIGNATURE                           TITLE

/s/ Charles N. Martin, Jr.          Chairman of the Board, President and
Charles N. Martin, Jr.              Chief Executive Officer
                                    (Principal Executive Officer)

/s/ Keith B. Pitts                  Executive Vice President and
Keith B. Pitts                      Chief Financial Officer
                                    (Principal Financial Officer)

/s/ Phillip W. Roe                  Vice President-Controller
Phillip W. Roe                      (Principal Accounting Officer)

/s/ Richard A. Gilleland            Director
Richard A. Gilleland

/s/ Leonard Green                   Director
Leonard Green

/s/ Peter A. Joseph                 Director
Peter A. Joseph

/s/ Paul S. Levy                    Director
Paul S. Levy


Angus C. Littlejohn, Jr.            Director


/s/ John F. Nickoll                 Director
John F. Nickoll

/s/ John J. O'Shaughnessy           Director
John J. O'Shaughnessy

/s/ M. Lee Pearce, M.D.             Director
M. Lee Pearce, M.D.














                                  EXHIBITS

                                     TO

                                  FORM S-3

                                   UNDER

                         THE SECURITIES ACT OF 1933

                              _______________

                             ORNDA HEALTHCORP

                              _______________

                               140,000 SHARES

                                     OF

                                COMMON STOCK

                                EXHIBIT INDEX

Exhibit No.    Description of Exhibit

3(a) Restated Certificate of Incorporation of the Company as currently in effect. (Incorporated by reference to exhibits filed with the Company's Current Report on Form 8-K dated October 15, 1991.)

3(b) Certificate of Amendment to the Company's Restated Certificate of Incorporation. (Incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K dated April 19, 1994.)

3(c) By-Laws of the Company. (Incorporated by reference to Exhibit 4(c) included in Company's Registration Statement on Form S-8 under the Securities Act, File No. 33-81778.)

4 Warrant Agreement dated April 30, 1990 between the Company and Society National Bank, as successor to Ameritrust Texas National Association. (Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-1 under the Securities Act, File No. 33-34712.)

5 Opinion of Ronald P. Soltman, Esq. (including the consent of such counsel) regarding validity of securities being offered.

23(a)          Consent of Ernst & Young, LLP

23(b) Consent of Ronald P. Soltman, Esq. (included as part of opinion filed pursuant to Exhibit 5 hereof).

24(a)          Power of Attorney (included on  page II-5 of this Registration
               Statement)

24(b) Certified Board of Directors resolution relating to use of Power of Attorney